Exhibit 23.3

CONSENT OF VICE-PRESIDENT – LEGAL COUNSEL TO REGISTRANT

          I hereby consent to the use of my name under the captions “Enforceability of Certain Civil Liabilities” and “Legal Matters” in the Prospectus that forms a part of the Registration Statement on Form F-3 filed on the date hereof by Embraer – Empresa Brasileira de Aeronáutica S.A.  In giving this consent, however, I do not hereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ FLÁVIO RÍMOLI

Flávio Rímoli
Senior Vice-President and General Counsel
December 19, 2006
São Paulo, Brazil